PROSPECTUS                                  Pricing Supplement No. 2975
Dated January 10, 1995                      Dated February 27, 1997
PROSPECTUS SUPPLEMENT                       Rule 424(b)(3)-Registration
Dated January 25, 1995                      Statement No. 33-60723

                                  GENERAL ELECTRIC CAPITAL CORPORATION
                                   GLOBAL MEDIUM-TERM NOTES, SERIES A
                                      (Redeemable Fixed Rate Notes)
Trade Date:  February 27, 1997

Settlement Date (Original Issue Date):  March 4, 1997

Maturity Date: March 5, 2012 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$20,000,000

Interest Rate Per Annum:  7.30%

Interest Payment Date(s):

    ___     March 15 and September 15 of each year
     X      Other: Monthly on the 5th day of each month, commencing on
            April 5, 1997 (with respect to the period from and including March 4, 1997 to but excluding April 5, 1997)
            (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date are referred to herein as an "Interest Period")

Form of Notes:

     X   DTC registered        ___  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:  March 5, 1998, and thereafter on any
    Interest Payment Date (See "Additional Terms--Redemption" below) Initial Redemption Percentage: 100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                                           (Fixed Rate Notes)
                                            Page 2
                                    Pricing Supplement No. 2975
                                    Dated February 27, 1997
                                    Rule 424(b)(3)-Registration
                                    Statement No. 33-60723

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

    Interest.

    Accrued interest on the Notes for the Interest Period commencing on the Original Issue Date (the "Initial Interest Period") shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates-Fixed Rate Notes." Thereafter, accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date (other than the Interest Payment Date relating to the Initial Interest Period) will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

    Optional Redemption.

    The Company may at its option elect to redeem the Notes in whole on March 5, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                                           (Fixed Rate Notes)
                                            Page 3
                                    Pricing Supplement No. 2975
                                    Dated February 27, 1997
                                    Rule 424(b)(3)-Registration
                                    Statement No. 33-60723

    Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

    General.

    At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $104.007 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                Year Ended December                  Nine Months Ended
        1991    1992    1993    1994     1995        September 28, 1996
        1.34    1.44    1.62    1.63     1.51               1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

                                           (Fixed Rate Notes)
                                            Page 4
                                    Pricing Supplement No. 2975
                                    Dated February 27, 1997
                                    Rule 424(b)(3)-Registration
                                    Statement No. 33-60723

Plan of Distribution:

    The Notes are being purchased by Bear, Stearns & Co. Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.